CONFIDENTIAL

                          Letter Agreement

                                                      August 9, 1993

Mr. Howard G. Sachs

Dear Howard:

   By executing this Letter Agreement ("Agreement"), you and Intergraph agree to be bound by each and every term of this Agreement, effective as of the date first set forth above (the "Effective Date"). Your execution of this Agreement also constitutes your acknowledgment, with the desire and expectation that Intergraph will rely on such acknowledgment, that you understand each and every term of this Agreement.

   Until you are separated from Intergraph you will perform your regular duties as an Executive Vice President of Intergraph and general manager of Intergraph's APD division. In addition, you may be required from time to time to meet and confer with Sun Microsystems Computer Corporation ("SMCC"), on Intergraph's behalf and as Intergraph's representative in connection with that certain Cooperative Development Agreement between Intergraph and SMCC (the "Cooperative Agreement"), for the purpose of advising Intergraph and SMCC regarding foundry operations, CAD technologies, and general microprocessor design and development; provided that such advisory activities shall not materially interfere with your regular duties as an Executive Vice President of Intergraph, including but not limited to serving as Intergraph's Executive Representative and Voyager II Project Manager under the Cooperative Agreement.

  1. You and Intergraph agree that your employment relationship with Intergraph shall be terminated effective the date you become an employee of SMCC (such date, which as of the Effective Date is anticipated to be January 3, 1994, is hereinafter referred to as the "Separation Date"). From the Effective Date until the Separation Date, your weekly salary shall be three thousand, nine hundred and thirty-seven dollars ($3,937), and you shall be entitled to all benefits provided by Intergraph to regular full time employees.
With respect to Intergraph's Employee Stock Bonus Plan, Incentive Stock Option Plan, and SavingsPlus Plan, and except as otherwise provided herein, you shall have the same rights as any other Intergraph employee prior to the Separation Date, and upon termination.

  2. In consideration of your executing, being bound by, and complying with the terms of this Agreement, Intergraph shall compensate you, in the amounts and on the dates set forth in
Schedule 2 (in each case, a "Compensation Payment") to this Agreement an aggregate amount equal to three thousand, five hundred and seventy-nine dollars ($3,579.00) multiplied by the number of full calendar weeks remaining from the Separation Date until February 8, 1996, plus a prorated amount reflecting any partial weeks remaining between the last such full calendar week and February 8, 1996 (the result of the foregoing calculation is hereinafter referred to as the "Separation Amount"), less the aggregate amount of any taxes or other amounts which Intergraph is legally obligated to withhold in connection with each Compensation Payment. You will not be entitled to receive interest as a result of the deferral of Compensation Payments in accordance with Schedule 2.

  3. In consideration of Intergraph executing, being bound by, and complying with the terms of this Agreement, you hereby:

     (a) Release Intergraph, its directors, officers, employees, and agents from any and all claims you may have against any or all of them, whether now known or hereafter discovered, and whether suspected or unsuspected, attributable to, or arising out of or in connection with
(i) your employment relationship with Intergraph or Fairchild Semiconductor, Inc.; (ii) that certain Letter Agreement dated February 8, 1993 (a copy of which is attached hereto for your reference - Exhibit 10(e) to Form 10-K) between you and Intergraph (the "February Agreement"); and (iii) the termination of your employment relationship with Intergraph and Fairchild Semiconductor, Inc., including but not limited to severance pay, and that you hereby expressly waive any and all rights granted to you under

Section 1542 of the California Civil Code (Section 1542 of the Civil Code of California reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor"), or any analogous state law or federal law; and

     (b) Hold in confidence and not disclose under any circumstances, at any time, any proprietary or confidential information belonging to Intergraph or any party which has delivered proprietary and confidential information to Intergraph (unless such party consents to such disclosure), provided that you shall not be obligated to maintain the confidentiality of any information which is or becomes public, or which is discoverable through other proper means; and

     (c) Provide Intergraph with such assistance as Intergraph may reasonably request in connection with Intergraph's efforts to obtain, secure, or perfect rights in any of Intergraph's intellectual property, including but not limited to patents, trademarks, copyrights, and trade secrets, created on or before the Separation Date.

  4. This Agreement shall be interpreted and construed in accordance with the laws of the State of California, notwithstanding any conflicting law or public policy of any other state. This agreement may not be amended except in a writing executed by both you and Intergraph, and a waiver of the breach of any provision of this Agreement shall not constitute a waiver of any subsequent breach of the same or any other provision of this Agreement.

  5. This Agreement shall be binding on and inure to the benefit of the respective successors, executors, heirs, representatives, administrators, and assigns of you and Intergraph.

  6. This Agreement sets forth our entire and final understanding and agreement concerning all matters related to, arising out of, or in connection with the subject matter hereof, including but not limited to (i) your employment relationship with Intergraph Corporation, including but not limited to any matters concerning Intergraph as a successor to Fairchild Semiconductor, Inc., and (ii) the termination of that relationship. This Agreement supersedes any prior contracts, arrangements, or understandings, whether written or oral, between you and Intergraph, including but not limited to the February Agreement (which you and Intergraph hereby expressly agree is terminated and of no further force or effect), with respect to such matters.

  7. Any controversy between you and Intergraph regarding the construction or application of this Agreement, or a claim arising out of or in connection with (i) this Agreement, (ii) a breach of this Agreement, (iii) your employment relationship with Intergraph or, to the extent Intergraph is implicated, your employment relationship with Fairchild Semiconductor, Inc., or (iv) the termination of your employment relationship with Intergraph or, to the extent Intergraph is implicated, your employment relationship with Fairchild Semiconductor, Inc. shall be submitted to arbitration at the written request of either party. Such arbitration shall be held under California Code of Civil Procedure Section 1280, et seq., as amended. Subject to proration of costs by the arbitrators, the costs of arbitration, including but not limited to reasonable attorneys' fees which are directly related to preparing for and conducting the arbitration proceeding, shall be borne by the losing party.


Understood, Acknowledged, and Agreed:    Intergraph Corporation



- ------------------------------           --------------------------------
Howard G. Sachs                          John W. Wilhoite, Vice President

                                                        CONFIDENTIAL


                             Schedule 2



  Date                              Amount
  ----                              ------

Separation Date      Separation Amount multiplied by one-eighth (1/8),
                     less withheld taxes

April 1, 1994        Separation Amount multiplied by one-eighth (1/8),
                     less withheld taxes

July 1, 1994         Separation Amount multiplied by one-eighth (1/8),
                     less withheld taxes

October 1, 1994      Separation Amount multiplied by one-eighth (1/8),
                     less withheld taxes

January 1, 1995      Separation Amount multiplied by one-half (1/2),
                     less withheld taxes

Howard G. Sachs
Calculation of Separation Payment
- ---------------------------------



Aggregate payment
- -----------------


     $3,579 per week x no. of weeks from January 1, 1994 through February 8, 1996


                       # full weeks 1994       -       52
                       # full weeks 1995       -       52
                       # weeks in 1996         -        5.71
                                                      ------
                                                      109.71
                                                      ======


     $3,579 per week x 109.71 weeks = $392,652.09 total aggregate payment before tax withholding




Payment schedule
- ----------------

        DATE           AMOUNT
   ---------------   -----------
   January 1, 1994   $392,652.09 x .125  =  $ 49,081.51 before tax withholding
   April 1, 1994      392,652.09 x .125  =    49,081.51 before tax withholding
   July 1, 1994       392,652.09 x .125  =    49,081.51 before tax withholding
   October 1, 1994    392,652.09 x .125  =    49,081.51 before tax withholding
   January 1, 1995    392,652.09 x .50   =   196,326.05 before tax withholding
                                            -----------
                                            $392,652.09
                                            ===========












J. Wilhoite
1/5/94